As filed with the Securities and Exchange Commission on June 7, 2000. File No. 333-30400

               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                 POST-EFFECTIVE AMENDMENT NO. 1
                               TO
                            FORM S-1
    REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      --------------------
                   INTACTA TECHNOLOGIES INC.
     (Exact name of registrant as specified in its charter)

         Nevada                          7371                  58-2488071
(State or jurisdiction of         (Primary Standard)        (I.R.S. Employer
incorporation or organization) Industrial Classification   Identification No.)
                                    Code Number)

235 Peachtree Street, N.E.                             CT Corporation System
    2215 North Tower                                       1633 Broadway
  Atlanta, Georgia 30303                              New York, New York 10019
     (404) 880-9919                                       (212) 664-1666

(Address, including zip code,                        (Name, address, including
and telephone number,                                 zip code, and telephone
including area code, of                               number, including area
registrant's principal                                 code, of agent for
executive offices)                                          service)

                      --------------------
                           Copies to:

    Altaf S. Nazerali                               Randal R. Jones
235 Peachtree Street, N.E.                         Dorsey & Whitney LLP
    2215 North Tower                          1420 Fifth Avenue, Suite 3400
  Atlanta Georgia 30303                         Seattle, Washington 98101
     (404) 880-9919                                   (206) 903-8800

                      --------------------
Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities
Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      --------------------

                            PART II
             INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

                                                            Amount
Securities and Exchange Commission Registration Fee      $   5,646
Legal Fees and Expenses                                     50,000
Accounting Fees and Expenses                                10,000
Printing and Engraving Expenses                              3,000
Miscellaneous Expenses                                       5,000
Total                                                       73,646

Item 14. Indemnification of Directors and Officers.

Under Nevada Revised Statutes Section 78.7502 and 78.751, our articles of incorporation and bylaws provide for the indemnification of our officers and directors. Mandatory indemnification is required for present and former directors. However, the director must have conducted himself in good faith and reasonably believes that his conduct was in, or not opposed to, our best interests. In a criminal action he must not have had a reasonable cause to believe his conduct was unlawful. Advances for expenses may be made if the director affirms in writing that he believes he has met the standards and that he will personally repay the expense if it is determined he did not meet the standards. We provide permissive indemnification for officers, employees or agents. Our Board must approve such indemnification and the standards and limitations are the same as for a director.

We will not indemnify a director or officer adjudged liable due to his negligence or willful misconduct toward us, adjudged liable to us, or if he improperly received personal benefit. Indemnification in a derivative action is limited to reasonable expenses incurred in connection with the proceeding. Also, we are authorized to purchase insurance on behalf of an individual for liabilities incurred whether or not we would have the power or obligation to indemnify him under our bylaws.

Item 15. Recent Sales of Unregistered Securities.

On November 8, 1997, we issued 4,000,000 common shares on a private placement basis to seventeen institutional investors for an aggregate offering price of $600,000 in cash. We issued an additional 60,000 common shares to two agents, West America and Christopher Dieterich, as payment for commissions and fees in connection with the offering.

On December 19, 1997, we issued 975,000 common shares on a private placement basis to eight institutional investors for an aggregate offering price of $390,000 in cash.

On April 30, 1998, we issued 117,000 common shares on a private placement basis to Gestibroker Consulting for an aggregate offering price of $351,000 in cash.

On May 12, 1998, we issued 33,000 common shares on a private placement basis to Francis Pizzulli for an aggregate offering price of $99,000 in cash.

On May 31, 1998, under an Exchange Agreement between us and Corsa S.A. Holdings ("Corsa"), we issued 11,486,000 common shares on a private placement basis to Corsa in exchange for the transfer of 100% of the outstanding shares of Intacta Delaware Inc. and 99% of the outstanding shares of Intacta Labs Ltd.

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

On December 31, 1998, we issued 1,000,000 common shares on a private placement basis to MFC Merchant Bank S.A. for an aggregate offering price of $4,000,000 in cash. Under an Agency Agreement dated October 23, 1998, we paid $400,000 to Barons Financial Services (U.K.) Ltd., the agent for the offering.

On June 30, 1999, we issued 238,000 shares of common stock on a private placement basis to Valor Invest Limited in repayment of a loan of $952,100 pursuant to a loan conversion at the rate of $4.00 per share.

With the exception of the May 12, 1998 offer and sale of securities, we relied on the exclusion from registration provided by Regulation S under the Securities Act of 1933, as amended (the "Securities Act") in connection with the offer and sale of securities in the above transactions. In connection with the May 12, 1998 offer and sale of securities to Francis Pizzulli, we relied on the exemption from registration provided by Regulation D under the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

Exhibits

Exhibit No.    Description

3.1| Articles of Amendment and Articles of Incorporation of Intacta Technologies Inc.

3.2|           Bylaws of Intacta Technologies Inc.

4.1|           Specimen Stock Certificate

5.1|           Opinion of McDonald Carano Wilson McCune Bergin Frankovich &
               Hicks LLP

10.1+| Licensing Agreement dated July 19, 1999, between registrant and DataLode Inc.

10.2+| International Distributor Agreement dated September 20, 1997, between registrant and Orbit Company, Ltd.

10.3| International Distributor Agreement dated June 28, 1996, between registrant and Rexton Corporation

10.4+| License Agreement dated May 31, 1997, between registrant and Brother Industries, Ltd.

10.5+| License Agreement dated April 29, 1997, between registrant and Brother Industries, Ltd.

10.6+| Authorized OEM Agreement dated August 6, 1996, between registrant and SmithMicro Software, Inc.

10.7| Sublease Agreement dated September 16, 1999 between Outdoor West, Inc. and registrant

10.8| Tenancy Agreement dated August 31, 1999 between Mrs. Hana Kimchi and Fontech Ltd. (English translation of original Hebrew agreement)

10.9| Shareholders Agreement dated May 31, 1998, among registrant, Valor Invest, Ltd. and Corsa SA Holdings

10.10|         1998 Stock Option Plan

10.11| Consulting Agreement dated October 1, 1998, between registrant and Pensbreigh Holdings Ltd.

10.12| Letter Agreement dated September 30, 1998, between registrant and Marco Genoni

10.13|         Agreement dated March 31, 1999, between registrant and Noel
               R. Bambrough

10.14| Exchange Agreement dated May 31, 1998 between registrant and Corsa S.A. Holdings

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

Exhibit No.    Description

10.15| Consulting Agreement dated March 1, 1999 between registrant and Pensbreigh Holdings Ltd.


21.1|          List of subsidiaries of registrant

23.1|          Consent of BDO Seidman, LLP

23.2|          Consent of Meredith, Cardozo, Lanz and Chiu, LLP

23.3| Consent of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP (included in Exhibit 5.1)

24.1|          Power of Attorney (included on signature page)

27.1|          Financial Data Schedule

+ Confidential treatment has been requested as to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

| Previously filed.

Financial Statement Schedules.

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the financial statements and therefore has been omitted.

Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names by the underwriter to permit prompt delivery to each purchaser.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

(2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby further undertakes:

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

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation form the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (S230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by S210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
(a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3 (S239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or S210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

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

                           SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Vancouver, province of British Columbia, on June 7, 2000.

                              Intacta Technologies Inc.


                              By: /s/ Altaf S. Nazerali
                                  ---------------------
                                  Altaf S. Nazerali
                                  President, Chief Executive Officer
                                  and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                Title                              Date

/s/ Altaf S. Nazerali    President, Chief Executive Officer June 7, 2000
---------------------    and Director
Altaf S. Nazerali

/s/       *              Vice President, Finance and        June 7, 2000
---------------------    Director
Ross Wilmot

/s/       *              Director                           June 7, 2000
---------------------
Yehoshua Sagi


/s/       *              Executive Vice President, Chief    June 7, 2000
---------------------    Operating Officer and Director
Noel Bambrough

/s/       *              Executive Vice President, Research June 7, 2000
---------------------    and Development and Director
Menachem Tassa

/s/       *              Director                           June 7, 2000
---------------------
Yechiel Y. Sharabi

/s/       *              Director                           June 7, 2000
---------------------
Amnon Shai

* By: /s/ Altaf S. Nazerali
      ---------------------
Altaf S. Nazerali
Attorney-in-Fact

                         Exhibit Index

Exhibit No.    Description

3.1| Articles of Amendment and Articles of Incorporation of Intacta Technologies Inc.

3.2|           Bylaws of Intacta Technologies Inc.

4.1|           Specimen Stock Certificate

5.1|           Opinion of McDonald Carano Wilson McCune Bergin Frankovich &
               Hicks LLP

10.1+| Licensing Agreement dated July 19, 1999, between registrant and DataLode Inc.

10.2+| International Distributor Agreement dated September 20, 1997, between registrant and Orbit Company, Ltd.

10.3| International Distributor Agreement dated June 28, 1996, between registrant and Rexton Corporation

10.4+| License Agreement dated May 31, 1997, between registrant and Brother Industries, Ltd.

10.5+| License Agreement dated April 29, 1997, between registrant and Brother Industries, Ltd.

10.6+| Authorized OEM Agreement dated August 6, 1996, between registrant and SmithMicro Software, Inc.

10.7| Sublease Agreement dated September 16, 1999 between Outdoor West, Inc. and registrant

10.8| Tenancy Agreement dated August 31, 1999 between Mrs. Hana Kimchi and Fontech Ltd. (English translation of original Hebrew agreement)

10.9| Shareholders Agreement dated May 31, 1998, among registrant, Valor Invest, Ltd. and Corsa SA Holdings

10.10|         1998 Stock Option Plan

10.11| Consulting Agreement dated October 1, 1998, between registrant and Pensbreigh Holdings Ltd.

10.12| Letter Agreement dated September 30, 1998, between registrant and Marco Genoni

10.13|         Agreement dated March 31, 1999, between registrant and Noel
               R. Bambrough

10.14| Exchange Agreement dated May 31, 1998 between registrant and Corsa S.A. Holdings

10.15| Consulting Agreement dated March 1, 1999 between registrant and Pensbreigh Holdings Ltd.

21.1|          List of subsidiaries of registrant

23.1|          Consent of BDO Seidman, LLP

23.2|          Consent of Meredith, Cardozo, Lanz and Chiu, LLP

23.3| Consent of McDonald Carano Wilson McCune Bergin Frankovich & Hicks LLP (included in Exhibit 5.1)

24.1|          Power of Attorney (included on signature page)

27.1|          Financial Data Schedule

+ Confidential treatment has been requested as to certain portions of this exhibit. Omitted portions have been filed separately with the Securities and Exchange Commission.

| Previously filed.